                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-47959

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 7, 2001

                                  $300,000,000

                      [Southern Natural Gas Company Logo]
                       7.35% Notes Due February 15, 2031
                               ------------------
     The notes will mature on February 15, 2031. We will pay interest on the notes semi-annually on February 15 and August 15 of each year, beginning on August 15, 2001.

     The notes will rank equally with any of our other senior unsecured indebtedness that is not specifically subordinated to the notes. We may redeem the notes at any time by paying the greater of 100% of the principal amount of the notes being redeemed or a "make-whole amount." There is no sinking fund for the notes. See "Description of the Notes" for a complete description of terms.

     INVESTING IN THE NOTES INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE S-4.

                                                                       UNDERWRITING     PROCEEDS TO
                                                         PRICE TO      DISCOUNTS AND      SOUTHERN
                                                         PUBLIC(1)      COMMISSIONS    NATURAL GAS(1)
                                                       -------------   -------------   --------------
Per Note.............................................  99.903%           0.875%        99.028%
Total................................................  $299,709,000     $2,625,000      $297,084,000

(1) Plus accrued interest, if any, from February 13, 2001.

    Delivery of the notes in book-entry form only will be made on or about February 13, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                        CREDIT LYONNAIS SECURITIES
                                             SALOMON SMITH BARNEY
          The date of this prospectus supplement is February 8, 2001.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT SUMMARY.........   S-1
RISK FACTORS..........................   S-4
USE OF PROCEEDS.......................   S-6
CAPITALIZATION........................   S-6
DESCRIPTION OF THE NOTES..............   S-7

                                        PAGE
                                        ----
UNDERWRITING..........................  S-11
NOTICE TO CANADIAN RESIDENTS..........  S-12
VALIDITY OF THE NOTES.................  S-13
EXPERTS...............................  S-13

                                   PROSPECTUS

ABOUT THIS PROSPECTUS.................    2
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........    2
WHERE YOU CAN FIND MORE INFORMATION...    3
SOUTHERN NATURAL GAS COMPANY..........    4
USE OF PROCEEDS.......................    4
RATIO OF EARNINGS TO FIXED CHARGES AND
  RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED AND PREFERENCE
  STOCK DIVIDEND REQUIREMENTS.........    5
DESCRIPTION OF THE DEBT SECURITIES....    5
PLAN OF DISTRIBUTION..................   12
LEGAL MATTERS.........................   13
EXPERTS...............................   13

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes we are offering. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in the accompanying prospectus.

     In this prospectus supplement, references to "Southern Natural," "we," "us" and "our" mean Southern Natural Gas Company. References to "El Paso" mean El Paso Corporation.

                          SOUTHERN NATURAL GAS COMPANY

     We are a wholly owned subsidiary of El Paso. Prior to El Paso's October 1999 merger with Sonat Inc., we were a wholly owned subsidiary of Sonat Inc. Our business consists of the interstate transportation and storage of natural gas. We conduct our business activities through natural gas pipeline systems, a storage facility and a terminalling facility.

     The Southern Natural System. The Southern Natural system consists of approximately 8,210 miles of interstate natural gas pipelines with a design capacity of 2,834 MMcf/d. During 2000, Southern Natural transported volumes averaging approximately 73% of its capacity. Southern Natural's interstate pipeline system extends from gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, including the city of Atlanta, South Carolina and Tennessee. Southern Natural is the principal pipeline supplier to the growing southeastern markets of Alabama and Georgia. In August 2000, we combined the South Georgia Natural Gas system with Southern Natural as part of our 2000 rate case settlement.

     Bear Creek Storage Company. We and Tennessee Gas Pipeline Company, another wholly owned subsidiary of El Paso, each own a 50% interest in Bear Creek Storage Company, which owns and operates an underground natural gas storage facility located in Louisiana. Services are provided pursuant to the authorization and subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC). Bear Creek has a capacity of 50 Bcf of base gas and 58 Bcf of working storage capacity. Bear Creek's working storage capacity is committed equally to us and Tennessee Gas Pipeline Company under long-term contracts.

     Southern LNG, Inc. Southern LNG is a liquefied natural gas receiving terminal, located on Elba Island, near Savannah, Georgia, capable of achieving a peak sendout of 540 MMcf/d and a baseload sendout of 333 MMcf/d. Inactive since the early 1980s, Southern LNG received an order from the FERC in March 2000 granting permission to reactivate the receiving terminal. We expect the terminal to be in service during the fourth quarter of 2001.

     Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

                                  THE OFFERING

Issuer..............................     Southern Natural Gas Company.

Securities Offered..................     $300,000,000 aggregate principal amount
                                         of 7.35% notes due 2031.

Maturity Date.......................     February 15, 2031.

Interest Payment Dates..............     February 15 and August 15 of each year,
                                         commencing August 15, 2001.

Optional Redemption.................     We may redeem all or part of the notes
                                         at any time at our option at a
                                         redemption price equal to the "Make-
                                         Whole Price." The Make-Whole Price is
                                         the greater of (1) 100% of the
                                         principal amount of the notes being
                                         redeemed or (2) an amount equal to, as
                                         determined by an Independent Investment
                                         Banker, the sum of the present values
                                         of the remaining scheduled payments of
                                         principal and interest on the notes
                                         being redeemed, discounted to the
                                         redemption date on a semi-annual basis
                                         (assuming a 360-day year consisting of
                                         twelve 30-day months) at the Adjusted
                                         Treasury Rate plus, in each case,
                                         accrued and unpaid interest to the
                                         redemption date. Please read
                                         "Redemption" in the section
                                         "Description of the Notes."

Sinking Fund........................     None.

Ranking.............................     The notes rank equally with any other
                                         senior unsecured indebtedness of
                                         Southern Natural Gas that is not
                                         specifically subordinated to the notes.

Covenants...........................     The indenture governing the notes
                                         contains covenants, including, but not
                                         limited to, those limiting the creation
                                         of liens securing indebtedness. Please
                                         read "Limitation on Liens" under the
                                         heading "Description of the Debt
                                         Securities" in the accompanying
                                         prospectus.

Use of Proceeds.....................     To pay off $100 million of our 8.875%
                                         Notes due 2001 and for general
                                         corporate purposes, including
                                         anticipated capital expenditures and
                                         working capital increases. Under our
                                         cash management agreement with El Paso,
                                         we invest our excess cash with El Paso.
                                         Some or all of the net proceeds may be
                                         invested temporarily with El Paso.

Risk Factors........................     You should read the "Risk Factors"
                                         section beginning on page S-4, as well
                                         as the other cautionary statements
                                         throughout this prospectus supplement
                                         and the accompanying prospectus, to
                                         ensure you understand the risks
                                         involved with an investment in these
                                         notes.

                         SUMMARY FINANCIAL INFORMATION

     We have derived the summary historical consolidated financial data below for each of the three fiscal years ended December 31, 1999, and for the nine months ended September 30, 2000 and 1999 from our financial statements. Our financial statements for each of the three fiscal years ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants. You should read the following information together with the historical financial statements and related notes contained in our 1999 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the third quarter of 2000, which are incorporated in the accompanying prospectus by reference.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                    ------------------------   ---------------
                                                     1999     1998     1997     2000     1999
                                                    ------   ------   ------   ------   ------
                                                                                 (UNAUDITED)
                                                          ($ IN MILLIONS, EXCEPT RATIOS)
Operating Results Data:

  Operating revenues..............................  $  386   $  389   $  388   $  267   $  289
  Merger-related and asset impairment
     charges(1)...................................      90       --       --       --       --
  Depreciation, depletion and amortization........      60       46       48       23       44
  Operating income................................      68      180      174      136      104
  Income before income taxes......................      54      178      171      121       93
  Income tax expense..............................      21       68       66       47       36
  Income before extraordinary gain................      33      110      105       74       57
  Extraordinary gain, net of income taxes(2)......      --       --       --       12       --
  Net income......................................      33      110      105       86       57
  Ratio of earnings to fixed charges(3)...........     2.2      4.9      5.8      4.6      4.0

                                                             AS OF                  AS OF
                                                          DECEMBER 31,          SEPTEMBER 30,
                                                    ------------------------   ---------------
                                                     1999     1998     1997     2000     1999
                                                    ------   ------   ------   ------   ------
                                                                                 (UNAUDITED)
                                                                 ($ IN MILLIONS)
Financial Position Data:

  Total assets....................................  $1,744   $1,563   $1,386   $1,724   $1,663
  Short-term debt (including current maturities of
     long-term debt)..............................      --        5        6      100       --
  Long-term debt, less current maturities.........     499      498      405      399      500
  Stockholder's equity............................     783      762      652      869      807

---------------

(1) These charges are related to El Paso's October 1999 merger with Sonat Inc. and other asset impairment charges related to regulatory matters.

(2) The gain was due to the sales of Sea Robin Pipeline Company and Destin Pipeline Company to comply with a Federal Trade Commission order related to El Paso's merger with Sonat Inc.

(3) The ratios for the years ended 1996 and 1995 are 4.5 and 3.7, respectively. For this computation, earnings represents income (loss) from continuing operations before income taxes, interest expense, not including interest on rate refunds, amortization of debt costs, that portion of rental expense which we believe to represent an interest factor, and adjustment to equity earnings to reflect actual distributions from equity investments. Fixed charges means that sum of interest costs, not including interest on rate refunds, amortization of debt costs, and that portion of rental expense which we believe to represent an interest factor.

                                  RISK FACTORS

     THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Substantially all of our revenues are generated under long-term natural gas transportation contracts. Contracts representing approximately 93% of our firm transportation capacity will expire by their terms between the years 2005 and 2008 and approximately 7% will expire after 2008. Contracts with Atlanta Gas Light Company account for 40% of these expiring contracts and contracts with Alabama Gas Corporation account for 14% of these expiring contracts. Although we expect to negotiate to extend these contracts, there can be no assurance that we will be able to extend or replace these contracts or that the terms of any renegotiated contracts will be as favorable as the existing contracts. In particular, our ability to extend and/or replace transportation contracts could be harmed by factors we cannot control, including:

        - the proposed construction by other companies of additional pipeline capacity in markets served by our interstate pipelines;

        - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts;

        - reduced demand due to higher gas prices;

        - the availability of alternative energy sources; and

        - the viability of our expansion projects.

     If we are unable to renew these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenue and earnings.

     THE RATES WE ARE ABLE TO CHARGE OUR CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     Our pipeline business is regulated by the FERC and various state and local regulatory agencies. In particular, the FERC limits the rates we are permitted to charge our customers for interstate natural gas transportation. If the rates we are permitted to charge our customers for use of our regulated pipelines are lowered, the profitability of our business may be reduced.

     OUR PROFITABILITY DEPENDS HIGHLY ON MANY FACTORS THAT ARE BEYOND OUR
CONTROL.

     Most of the natural gas we transport and store is owned by third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission and storage volumes and rates or to remarket unsubscribed capacity:

        - future weather conditions or other alternative energy sources;

        - price competition;

        - drilling activity and supply availability;

        - expiration of significant contracts; and

        - service area competition.

     If we are unable to compete with services offered by other energy enterprises which may be larger, offer more services and possess greater resources, our future profitability may be negatively impacted.

     FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR
BUSINESS.

     If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transportation and storage. Fluctuations in energy prices, which may impact our rates and investments by third parties in the development of new oil and gas reserves connected to our facilities, are caused by a number of factors, including:

        - regional, domestic and international supply and demand;

        - availability and adequacy of transportation facilities;

        - energy legislation;

        - federal and state taxes, if any, on the sale or transportation of natural gas and natural gas liquids; and

        - abundance of supplies of alternative energy sources.

     If there are reductions in the average volume of the natural gas we transport and store for a prolonged period, our results of operations and financial position could be significantly negatively affected.

     WE COULD INCUR SUBSTANTIAL ENVIRONMENTAL LIABILITIES.

     Our current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations obligate us to clean up various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials may have been disposed of or released.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

        - the difficulty of estimating clean-up costs;

        - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

        - the nature of environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean-up costs, we could be required to set aside additional reserves in the future due to these uncertainties.

     OUR ACTIVITIES INVOLVE OPERATING HAZARDS AND UNINSURED RISKS.

     Our transportation, terminalling and storage operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

     WE ARE SUBJECT TO FINANCING AND INTEREST RATE EXPOSURE RISKS.

     Our business and operating results can be harmed by factors such as the availability or cost of capital, changes in interest rates, changes in the tax rates due to new tax laws, changes in the structured finance market, market perceptions of the natural gas and energy industry of us or El Paso, or credit ratings.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes will be used to pay off $100 million of our 8.875% Notes due 2001 and for general corporate purposes, including anticipated capital expenditures and working capital increases. Under our cash management agreement with El Paso, we invest our excess cash with El Paso. Some or all of the net proceeds may be temporarily invested with El Paso.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of Southern Natural Gas at September 30, 2000 and as adjusted to reflect the issuance of $300 million of notes and our application of the net proceeds we will receive from the issue, and as further adjusted to reflect a $100 million dividend paid to El Paso on December 28, 2000. This table should be read in conjunction with our financial statements and related notes thereto contained in our 1999 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the third quarter of 2000 incorporated by reference in the accompanying prospectus.

                                                                 SEPTEMBER 30, 2000
                                                       ---------------------------------------
                                                                                   AS FURTHER
                                                       ACTUAL     AS ADJUSTED(1)   ADJUSTED(2)
                                                       ------     --------------   -----------
                                                                     (UNAUDITED)
                                                                   ($ IN MILLIONS)
Short-term debt:
  Current maturities of long-term debt...............  $ 100          $   --         $   --
                                                       ------         ------         ------
          Total short-term debt......................    100              --             --
                                                       ------         ------         ------
Long-term debt:
  7.85% Notes due 2002...............................    100             100            100
  8.625% Notes due 2002..............................    100             100            100
  6.70% Notes due 2007...............................    100             100            100
  6.125% Notes due 2008..............................     99              99             99
    % Notes due 20  .................................     --             300            300
                                                       ------         ------         ------
          Total long-term debt.......................  $ 399          $  699         $  699
Stockholder's equity:
  Common Stock, par value $3.75 per share; authorized
     and issued 1,000 shares.........................     --              --             --
  Additional paid-in capital.........................     80              80             80
  Retained earnings..................................    789             789            689
                                                       ------         ------         ------
          Total stockholder's equity.................    869             869            769
                                                       ------         ------         ------
          Total capitalization.......................  $1,368         $1,568         $1,468
                                                       ======         ======         ======

---------------

(1) Reflects the issuance of $300 million of notes and the use of $100 million of the net proceeds to pay off our 8.875% Notes due 2001.

(2) Reflects a $100 million dividend paid to El Paso on December 28, 2000.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the particular terms of the notes (which represent a new series of, and are referred to in the accompanying prospectus as, the "debt securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

     The notes will be issued under an indenture, dated as of June 1, 1987, between us and The Chase Manhattan Bank (formerly Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as indenture trustee, as supplemented by the First Supplemental Indenture, dated as of September 30, 1997, between us and the trustee.

     The notes initially will be limited to $300,000,000 aggregate principal amount and will mature on February 15, 2031, but we may reopen the notes and issue additional notes at any time. The notes will bear interest at the annual rate of 7.35% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2001, to the person in whose name each note is registered at the close of business on the February 1 or August 1, as the case may be, next preceding such interest payment date (whether or not a business day). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the interest payment date.

     The notes are subject to defeasance and covenant defeasance as described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus. As more fully discussed therein, it is likely that a defeasance of the notes by us would result in a taxable event to the holders of the notes under current Federal income tax law.

REDEMPTION

     The notes are redeemable, in whole or in part, at our option at any time at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the notes being redeemed or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption. The notes do not provide for any sinking fund.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has a maturity comparable to the remaining term of the notes to be redeemed and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day prior to such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (2) if the daily statistical release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston and Salomon Smith Barney Inc., and their respective successors; provided, however, that if any of them ceases to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     We may purchase notes in the open market, by tender or otherwise. Notes so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (Exchange Act), and other securities laws and regulations in connection with any such purchase. The notes may be defeased in the manner provided in the indenture.

ADDITIONAL NOTES

     We may, without the consent of the holders of the notes, create and issue additional notes of any series ranking equally with these notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with these notes and shall have the same terms as to status, redemption or otherwise as these notes. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

BOOK-ENTRY SYSTEM

     The notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of the nominee of DTC. Except as described below, a global note may not be transferred except as a whole by DTC to another nominee of DTC or to a successor of DTC or a nominee of such successor. Transfers of a global note will be effected only through records maintained by DTC and its participants. Beneficial interests in global notes will be exchanged for notes in definitive form only under limited circumstances described herein.

     When we issue a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the agent through which a note was sold, or by us if such note was sold directly by us. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global note. So long as DTC or its nominee is the registered owner thereof, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Ownership of beneficial interests in a global note by persons that hold interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

     We will make payments of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

        - DTC notifies us that it is unwilling or unable to continue as depositary for that global note or at any time DTC ceases to be registered under the Exchange Act;

        - we determine in our discretion that the global note will be exchangeable for definitive notes in registered form; or

        - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the notes.

     Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable pricing supplement, if other than $1,000 and integral multiples of $1,000. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

     Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. No global note will be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the indenture.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated February 8, 2001, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Credit Lyonnais Securities (USA) Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective principal amounts of notes:

                                                               PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                           ------------
Credit Suisse First Boston Corporation......................  $180,000,000
Credit Lyonnais Securities (USA) Inc........................    60,000,000
Salomon Smith Barney Inc....................................    60,000,000
                                                              ------------
     Total..................................................  $300,000,000

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes of that series may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of 0.50% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     We estimate that our out of pocket expenses for this offering will be approximately $300,000.

     The notes are new issues of securities with no established trading market. One or more of the underwriters intends to make secondary markets for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in that respect.

     In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees. Affiliates of several of the underwriters are also lenders under various credit facilities.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

        - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters' short position can only be closed out by buying notes in the open market. A short position is more likely to be created only if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

        - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

        - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

        - where required by law, the purchaser is purchasing as principal and not as agent, and

        - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                             VALIDITY OF THE NOTES

     The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. Legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Locke Liddell & Sapp LLP, Houston, Texas.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $400,000,000

                          SOUTHERN NATURAL GAS COMPANY

                                DEBT SECURITIES

                               ------------------

       Southern Natural Gas Company may offer and sell in one or more offerings unsecured debt securities consisting of senior notes and debentures and/or other unsecured evidences of indebtedness in one or more series.

     The aggregate initial offering price of the debt securities that we offer by this prospectus will not exceed $400 million. We will offer the debt securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                February 7, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Cautionary Statement Regarding Forward-Looking Statements...    2
Where You Can Find More Information.........................    3
Southern Natural Gas Company................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges and Ratio Of Earnings to
  Combined Fixed Charges and Preferred and Preference Stock
  Dividend Requirements.....................................    5
Description of the Debt Securities..........................    5
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may sell our debt securities described in this prospectus in one or more offerings up to a total offering amount of $400 million. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "Southern Natural Gas," "we," "us" and "our" mean Southern Natural Gas Company. References to "El Paso" mean El Paso Corporation.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus, the accompanying prospectus supplement and in documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, pending proceedings with, or the effects of rulings of, the Federal Energy Regulatory Commission or applicable state regulatory agencies, future economic performance, operating income, cost savings, management's plans and goals and objectives for future operations. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of our senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that have been incorporated by reference into this document. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We will not publicly release any revisions to these forward-looking statements reflecting events or circumstances after the date of this prospectus or reflecting the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the debt securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office     Chicago Regional Office
Room 1024                    Suite 100                    Citicorp Center
450 Fifth Street, N.W.       7 World Trade Center         Suite 1400
Washington, D.C. 20549       New York, New York 10048     500 West Madison Street
                                                          Chicago, Illinois
                                                          60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including our parent company, El Paso, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC FILINGS (FILE NO. 1-2745)                           PERIOD/DATE FILED
-----------------------------                           -----------------
Annual Report on Form 10-K                  Year ended December 31, 1999
Quarterly Reports on Form 10-Q              Quarters ended March 31, 2000, June 30,
                                            2000 and September 30, 2000
Current Report on Form 8-K                  Filed February 6, 2001

     We incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                          Southern Natural Gas Company
                          Office of Investor Relations
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2131

     We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                          SOUTHERN NATURAL GAS COMPANY

     We are a Delaware corporation organized in 1935 and a wholly owned subsidiary of El Paso Corporation, a Delaware corporation. El Paso is engaged, through us and other subsidiaries, in energy-related activities. Our principal business is the transmission of natural gas in interstate commerce. We and our subsidiaries own 8,210 miles of interstate pipeline. Our interstate pipeline systems have a design capacity of 2.8 MMcf/d of natural gas. Our interstate pipeline systems extend from gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee. We also own a terminalling facility and participate in a gas storage joint venture.

     Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments.

          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
           COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
                             DIVIDEND REQUIREMENTS

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                 YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             --------------------------------   --------------
                                             1995   1996   1997   1998   1999   1999     2000
                                             ----   ----   ----   ----   ----   -----    -----
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Stock Dividend Requirements(1)...........  3.7    4.5    5.8    4.9    2.2     4.0      4.6

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

For the purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense which we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

Fixed charges means the sum of the following:

     - interest costs, not including interest on rate refunds;

     - amortization of debt costs; and

     - that portion of rental expense which we believe to represent an interest factor.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured and unsubordinated general obligations. The debt securities will be senior debt securities and will be issued under an indenture, dated as of June 1, 1987, between us and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as indenture trustee, as supplemented by the first supplemental indenture, dated as of September 30, 1997, between us and the trustee.

     We have summarized selected provisions of the indenture below. The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities. The indenture has been filed as an exhibit to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The debt securities will rank equally with all of our other senior and unsubordinated debt.

     A prospectus supplement and a supplemental indenture or resolution of our board of directors relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

        - the title, type and denominations, if other than $1,000 and any integral multiple thereof, of the debt securities;

        - whether the debt securities are to be issued in whole or in part in permanent global form and, if so, the conditions under which some may be exchanged for registered securities;

        - the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

        - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

        - the dates on which the principal of and premium, if any, on the debt securities will be payable, the terms on which any such maturity date may be extended and the place or places where the principal of, and premium, if any, will be payable;

        - the interest rate which the debt securities will bear, or the method by which such rate shall be determined, the dates from which interest shall accrue and the interest payment dates for the debt securities;

        - any optional redemption periods;

        - our obligation, if any, to redeem, purchase or repay any of the debt securities, and any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

        - any changes to or additional events of defaults or covenants;

        - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

        - the currency or currencies, including composite currencies, with which payments shall be made, if other than U.S. currency;

        - if the amount of any payments on the debt securities may be determined by reference to an index, the manner for determining same;

        - any events of default with respect to such series;

        - the application of the defeasance provision of the indenture to the debt securities;

        - any additional restrictive covenants; and

        - any other terms of the debt securities.

     The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

     Debt securities of a series may be issued in registered or global form, without coupons.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each, or multiples of $1,000.

LIMITATION ON LIENS

     The indenture provides that we will not, nor will we permit our restricted subsidiaries to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not prohibit us from creating the following:

        - purchase money mortgages and preexisting mortgages (whether or not assumed) on acquired property;

        - liens on property acquired or constructed by us or a restricted subsidiary and created within one year after the later of the completion of the acquisition or construction or the commencement of operation of the project;

        - liens of our restricted subsidiaries outstanding at the time they become restricted subsidiaries;

        - liens created by us or our restricted subsidiaries to secure funded indebtedness of ours or any restricted subsidiary which in the aggregate does not exceed 15% of our "consolidated net tangible assets," as defined in the indenture;

        - liens on certain equipment, inventory and contract rights;

        - any lien on coal, geothermal resources, natural gas, liquefied natural gas or synthetic fuel owned by us or any restricted subsidiary;

        - liens securing short-term indebtedness;

        - various public, governmental grantors' liens and encumbrances;

        - liens arising in connection with production payments, reserved interests and other similar transactions;

        - leases and easements; and

        - various other liens.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with this covenant with respect to that series of debt securities.

     In the indenture, the term "restricted subsidiary" is defined to mean an operating subsidiary, substantially all of the physical properties of which are located, and substantially all of the business of which is carried on, in the continental United States, the primary business of which consists of exploration for, or purchase, development, storage, conservation, processing, production or transmission of, natural gas, oil or other hydrocarbons or reserves thereof, and all of the shares of capital stock of which at the time outstanding are owned by us or other restricted subsidiaries; provided, that once an operating subsidiary has become a restricted subsidiary, it remains a restricted subsidiary so long as at least a majority of the outstanding shares of its capital stock having ordinary voting rights is so owned.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture, means any of the following with respect to a series of debt securities:

        - default in the payment of any installment of interest on any debt securities of that series when due, continued for 30 days;

        - default in the payment of principal or premium, if any, on any debt securities of that series when due;

        - default in the payment or satisfaction of any sinking fund obligation with respect to debt securities of that series when due;

        - failure to observe or perform any other covenant (other than a covenant included in the indenture for the benefit of any series of debt securities other than that series) for 90 days, or 30 days in certain cases, after notice by the trustee or by the holders of 25% in principal amount of the outstanding debt securities of such series;

        - certain events of default on other funded indebtedness of us or our restricted subsidiaries;

        - certain events of bankruptcy, insolvency or reorganization with respect to us or our restricted subsidiaries; or

        - any other event of default set forth in the prospectus supplement applicable to that series of debt securities.

     An event of default with respect to a particular series of debt securities issued under the indenture will not necessarily be an event of default with respect to any other series of debt securities issued thereunder. In case an event of default shall occur and be continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal (or, if the debt securities of such series are discounted debt securities, the portion of the principal as may be specified in the terms of that series) of such series and the interest accrued thereon to be due and payable immediately.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any default resulting in acceleration of maturity of the debt securities of such series but only if all defaults with respect to such series have been remedied and all payments due (other than by acceleration) with respect to such series have been made. Prior to acceleration of maturity of a particular series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may on behalf of the holders of all debt securities of such series waive any past default under the indenture and its consequences, except a default in the payment of interest or premium, if any, on or the principal of any of the debt securities of such series.

     Please read the prospectus supplement relating to each series of debt securities that are discounted debt securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default.

MODIFICATION OF INDENTURE

     Except for some modifications and amendments that are not adverse to holders of outstanding debt securities, we and the trustee may modify and amend the indenture only with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture which is affected by the modification or amendment, provided that no modification or amendment may: (1) change the stated maturity date of the principal of, or any interest on, any debt security, reduce the principal amount of, or the interest or premium, if any, on any debt security (including in the case of a discounted Debt Security the amount payable upon acceleration of the maturity thereof or provable in bankruptcy), change the currency of payment of principal of or interest, or premium, if any, on any debt security, or impair the right to institute suit for the enforcement of any payment of the principal of, and premium, if any, and interest on any debt security, without the consent of the holder of the debt security; or (2) reduce the percentage of debt securities that are required to consent to modify or amend the indenture without the consent of the holders of all affected securities.

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that, if and to the extent that the provisions of Article Fifteen of the indenture are made applicable to the debt securities of any series and certain conditions are met, we may elect either or both (1) to be discharged from any and all obligations with respect to that series of debt securities, or

"defeasance," (except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) or (2) to be released from our obligations described above under "Limitation on Liens" with respect to those debt securities, or "covenant defeasance," and any omission to comply with those obligations will not constitute an event of default with respect to debt securities of that series, upon the irrevocable deposit with the trustee of funds which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on that series of debt securities, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates.

     Under current federal income tax law, in the event we elect defeasance it is likely that any deposit with the trustee of funds as described above and discharge of the indenture with respect to any series of debt securities will be treated as a taxable exchange of that series of debt securities for interests in the trust. In that event, a holder of the debt securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust, and then will be required to include in income a share of the income, gain and loss of the trust. Purchasers of debt securities should consult their own tax advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the federal income tax law.

     In the event we elect covenant defeasance with respect to debt securities of any series, and the debt securities of that series are declared due and payable because an event of default occurs (other than the event of default described above in the fourth bullet point under "Events of Default"), the amount of funds on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities when payments of principal, premium, if any, and interest are accelerated due the event of default. However, we will remain liable for those payments.

     The prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

CONSOLIDATION, MERGER OR SALE

     Nothing in the indenture prohibits our consolidation or merger with or into any other corporation, or the sale or conveyance of substantially all of our properties to any other person (including any subsidiary), without the consent of the holders of the debt securities, provided that the successor assumes all of our obligations under the indenture and the debt securities and we meet certain other conditions.

PAYMENT AND TRANSFER

     Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (DTC) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

        - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

        - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

        - here shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

THE TRUSTEE

     The Chase Manhattan Bank is trustee for Southern Natural Gas and for El Paso under other indentures, has from time to time made loans to Southern Natural Gas and has performed other services for Southern Natural Gas and El Paso in the normal course of its business.

     The indenture requires us to file annually with the trustee a certificate as to the absence of default and as to compliance with the terms of the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default (except in payment of principal, premium, if any, or interest or in payment of any sinking fund obligation) if it considers it in the interest of the holders of the debt securities to do so.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of the debt securities unless those holders have offered to the trustee reasonable indemnity. Subject to those provisions for indemnification and certain other rights of the trustee, the indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

                              PLAN OF DISTRIBUTION

     We may sell our debt securities through agents, underwriters or dealers, or directly to purchasers.

     We may designate agents to solicit offers to purchase our debt securities.

        - We will name any agent involved in offering or selling our debt securities, and any commissions that we will pay to the agent, in our prospectus supplement.

        - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

        - Our agents may be deemed to be underwriters of any of our debt securities that they offer or sell.

     We may use one or more underwriters in the offer or sale of our debt securities.

        - If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our debt securities.

        - We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

        - The underwriters will use our prospectus supplement to sell our debt securities.

     We may use a dealer to sell our debt securities.

        - If we use a dealer, we, as principal, will sell our debt securities to the dealer.

        - The dealer will then sell our debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

        - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our debt securities, and we may directly sell our debt securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price under delayed delivery contracts.

        - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

        - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

        - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our debt securities under delayed delivery contracts will be entitled to receive.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Southern Natural Gas or El Paso in the ordinary course of business.

     All debt securities offered will be a new issue of debt securities with no established trading market. Any underwriter to whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give you any assurance as to the liquidity of or the trading markets for any debt securities.

                                 LEGAL MATTERS

     The legality of the debt securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. If the debt securities are being distributed in an underwritten offering, the validity of the debt securities will be passed on for the underwriters by counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      [SOUTHERN NATURAL GAS COMPANY LOGO]